EXHIBIT 11

                                                                  Reed Smith LLP
                                                      Federated Investors Tower
                                                                      12th Floor
                                                            1001 Liberty Avenue
                                                       Pittsburgh, PA 15222-3779
                                                                    412.288.3131
                                                                Fax 412.288.3063

_, 2008

The Trustees of
Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

       Federated Capital Appreciation Fund (the "Fund"), a portfolio of Federated Equity Funds, a Massachusetts business trust, proposes to acquire the assets of CB Core Equity Fund, a series of The Advisors' Inner Circle Fund, in exchange for Institutional Shares of the Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated ______ ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel to the Fund we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated August 15 1995 ("Declaration"), the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that:

        1. The Fund is duly organized and validly existing pursuant to the Declaration.

        2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,


                              /s/ Reed Smith LLP



CGA